EXHIBIT 3.40

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SHOEBUY.COM, INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

SHOEBUY.COM, INC.

ARTICLE II

The registered office of the Corporation in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent, State of Delaware.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue three classes of stock to be designated “Class A Common Stock,” “Class B Common Stock” (the Class A Common Stock and Class B Common Stock are sometimes referred to collectively hereinafter as the “Common Stock”) and “Preferred Stock,” all of which shall have a par value of $0.01 per share.  The total number of shares that the Corporation is authorized to issue is:  One Hundred Ten Thousand (110,000) shares, of which Fifty Thousand (50,000) shall be shares of Class A Common Stock, Fifty Thousand (50,000) shall be shares of Class B Common Stock and Ten Thousand (10,000) shall be shares of Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    Preferred Stock.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby vested with authority to fix by resolution or resolutions prior to the issuance thereof, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of sharer thereof than outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

B.                                    Common Stock.

1.             General.  Except as otherwise provided in Section B of this Article IV and as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

2.             Voting.  Except as otherwise provided herein or required by applicable law, (a) each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, and (b) each holder of Class B Common Stock shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Holders of Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders of the Corporation.

3.             Dividends.  As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive such dividends pro rata among all holders of Common Stock at the same rate per share of each class of Common Stock; provided, that (a) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends payable to holders of Class B Common Stock shall be payable in shares of Class B Common Stock and (b) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities to which the holders of Class A Common Stock are entitled pursuant to the dividend and which are convertible into such voting securities on the same terms as the Class B Common Stock is convertible into the Class A Common Stock.

4.             Liquidation.  The holders of Class A Common Stock and the holders of the Class B Common Stock shall be entitled to participate pro rata at the same rate per share of each class of Common Stock all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

5.             Conversion.

(a)           In connection with the occurrence of a Conversion Event, each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock.  For the purposes of Section B.5 of this Article IV, (i) “Conversion Event” shall mean (y) the occurrence of an initial Public Offering, or (z) the vote by the holders of a majority of the outstanding shares of Class A Common Stock to convert all of the shares of Class B Common Stock into shares of Class A Common Stock, and (ii) “Public Offering” shall mean the sale of shares of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended from time to time (other than a public offering relating solely to a transaction under Rule 145 promulgated pursuant to the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation).

(b)           The conversion of Class B Common Stock into Class A Common Stock shall be deemed to have been effected as of the close of business on the date of the Conversion Event and at such time the rights of the holder of the converted Class B Common Stock shall cease and each holder shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby.

(c)           Promptly after the surrender of certificates and the receipt of written instructions from a surrendering holder, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion.

(d)           The issuance of certificates for Class B Common Stock upon conversion of Class A Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

(e)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Class B Common Stock.

(f)            The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock.  The Corporation shall assist and cooperate with any holder of Class B Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

6.             Stock Splits.  If the Corporation in any manner subdivides or combines or takes any similar action with respect to the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner or a similar action will be taken with respect to such other class.

ARTICLE V

The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its directors or stockholders.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation.  The stockholders may adopt additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

ARTICLE VII

The election of directors need not be conducted by written ballot except and to the extent required by the By-Laws of the Corporation.

ARTICLE VIII

A.                                    Elimination of Certain Liability of Directors.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists on the date hereof or may hereafter be amended.  If the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.

B.                                    Indemnification and Insurance.

1.             Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section B.2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

2.             Right of Claimant to Bring Suit.  If a claim under Section B.1 of this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the

Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.             Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

4.             Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

5.             Repeal and Modification.  Any repeal or modification of this Section shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.